UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2007

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-17017 (Commission File Number)	74-2487834 (IRS Employer Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 338-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
As required by instruction 2 to Form 8-K Item 5.02, this Amendment No. 1 to the Form 8-K filed by Dell Inc. on May 18, 2007 describes the compensation that was awarded to Mr. Sweet in connection with his appointment to the position of Chief Accounting Officer. This Amendment No. 1 restates the previously filed Form 8-K in its entirety.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)	On May 14, 2007, Joan S. Hooper was appointed Vice President, Americas Finance and assumed finance responsibility for the company’s Americas region. She had served as Vice President, Corporate Finance, and Chief Accounting Officer since February 2005.

(c)	Also on May 14, 2007, Thomas W. Sweet, Vice President, Finance, was appointed Chief Accounting Officer. Mr. Sweet, age 47, joined Dell in May 1997, and has held a variety of executive-level roles in the company’s finance organization, most recently serving as Vice President, Finance, supporting Dell’s Education, Government and Healthcare business units. Before assuming that position, he spent a year and a half as Vice President, Internal Audit, leading the worldwide audit team and implementing Sarbanes-Oxley compliance activities. His other roles at Dell have included finance leadership for various business units, as well as director of sales for the higher education and preferred accounts divisions. Prior to joining Dell, Mr. Sweet spent 13 years with Price Waterhouse, providing audit and accounting services to a variety of technology companies. He holds a bachelor’s degree in Business Administration from Western Michigan University, and is a Certified Public Accountant.

In connection with his appointment, Mr. Sweet received a 17.9% increase in annual base salary and a grant of 57,738 restricted stock units vesting over a period of three years from the date of grant. These items were approved by the Compensation Committee of the Board of Directors on May 21, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.
Date: May 23, 2007	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Vice President and Assistant Secretary

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